Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 16.1

March 18, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 18, 2026 of Tonix Pharmaceuticals Holding Corp. and are in agreement with the statements contained therein as it regards our firm.  We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP

EisnerAmper LLP